UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AXA Equitable Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	90-0226248
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1290 Avenue of the Americas, New York, New York	10104
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Depositary Shares, each representing a 1/1,000th interest in a share of Fixed Rate Noncumulative Perpetual Preferred Stock, Series A	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.   ☐

If this form related to the registration of a class of securities concurrently with a Regulation A offering, check the following box.   ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-234788 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:   None

Item 1.	Description of Registrant’s Securities to be Registered.

AXA Equitable Holdings, Inc. (the “Company”) hereby incorporates by reference herein (i) the description of the Depositary Shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of Fixed Rate Noncumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and liquidation preference $25,000 per share (the “Preferred Stock”), to be registered hereunder, set forth under the heading “Description of the Depositary Shares” and (ii) the description of its Preferred Stock set forth under the heading “Description of the Preferred Stock”, respectively, in the Company’s Prospectus Supplement, dated November 20, 2019, to the Prospectus dated November 20, 2019, constituting part of the Registration Statement on Form S-3 (File No. 333-234788) of the Company, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Depositary Shares are expected to be listed on the New York Stock Exchange.

Item 2.	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of AXA Equitable Holdings, Inc. (incorporated by reference to Exhibit 3.1 to AXA Equitable Holdings, Inc.’s Form 10-Q for the quarterly period ending March 31, 2018, filed on June 20, 2018 (the “Q-1 2018 Form 10-Q”)).

3.2	Amended and Restated By-laws of AXA Equitable Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Q-1 2018 Form 10-Q).

3.3	Certificate of Designations with respect to the Preferred Stock (incorporated by reference to Exhibit 3.1 to AXA Equitable Holdings, Inc.’s Current Report on Form 8-K, filed on November 21, 2019).

4.1	Certificate of Designations with respect to the Preferred Stock (incorporated by reference to Exhibit 3.1 to AXA Equitable Holdings, Inc.’s Current Report on Form 8-K, filed on November 21, 2019).

4.2	Form of Preferred Stock Certificate (included as Exhibit A to Exhibit 4.1).

4.3	Deposit Agreement, dated November 27, 2019, among the Company, Computershare Inc. and Computershare Trust Company, N.A., collectively, as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to AXA Equitable Holdings, Inc.’s Current Report on Form 8-K, filed on November 27, 2019).

4.4	Form of Depositary Receipt (included as Exhibit A to Exhibit 4.3).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AXA EQUITABLE HOLDINGS, INC.

Dated: November 27, 2019	By:	/s/ Anders Malmström

	Name:	Anders Malmström
	Title:	Senior Executive Vice President and Chief Financial Officer